COMPLETED FACILITY
                                                                 SALE/LEASEBACK








                     REAL ESTATE PURCHASE AND SALE CONTRACT
                                 by and between




                           CNL REALTY ADVISORS, INC.,
                       a Florida corporation, or assigns,
                                    as BUYER


                                       and



                              L. LURIA & SON, INC.,
                             a Florida corporation,
                                    as SELLER


                    Premises:                 2 Miracle Mile
                                              Coral Gables,  FL 33146

                                (Tenant: Luria's)

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Definitions ...............................................................    1

Purchase and Sale of Premises .............................................    4

Purchase Price for Premises ...............................................    4

Closing Date ..............................................................    5

Conditions to Buyer's Obligation to Close .................................    5

Deliveries at Closing .....................................................   11

Closing and Other Costs, Adjustments and Prorations .......................   12

Inspections ...............................................................   13

Title to Premises; State of Title to be Conveyed ..........................   14

Escrow Agent ..............................................................   14

Seller's Covenants, Representations and Warranties ........................   16

Covenants of Seller Pending Closing .......................................   18

Eminent Domain ............................................................   18

Casualty ..................................................................   19

Remedies Upon Default .....................................................   19

Notices ...................................................................   20

Brokerage Commissions .....................................................   22

Miscellaneous Provisions ..................................................   22


     Exhibit A                  -       Description of Premises
     Exhibit B                  -       Permitted Exceptions
     Exhibit C                  -       Form of Surveyor's Certificate
     Exhibit D                  -       Form of Lease
     Exhibit E                  -       Form of Assignment of Licenses, Permits,
                                         Plans, Contracts and Warranties
     Exhibit F                  -       Form of Seller's Counsel Opinion Letter
     Exhibit G                  -       Form of Deed
     Exhibit H                  -       Form of Architect's Certificate
     Exhibit I                  -       Form of Engineer's Certificate
     Exhibit J                  -       Form of Tenant Estoppel Certificate

                     REAL ESTATE PURCHASE AND SALE CONTRACT

         THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this "Agreement") made and entered into as of the Effective Date set forth herein, by and between L. LURIA & SON, INC., a Florida corporation, having a mailing address at 5770 Miami Lakes Drive, Miami Lakes, FL 33014 ("Seller"), and CNL REALTY ADVISORS, INC., a Florida corporation, or its assigns, having a mailing address at 400 East South Street, Suite 500, Orlando, Florida 32801 ("Buyer");

                              W I T N E S S E T H:

         WHEREAS, Seller is the fee simple owner of and is willing to sell a parcel of real property located in the City of South Miami, Dade County, Florida, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                  (a) "Closing" shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

                  (b) "Earnest Money Deposit" shall mean the Initial Earnest Money Deposit and the Second Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

                  (c) "Effective Date" of this Agreement shall mean that date upon which the last of the Buyer, Seller and Escrow Agent has executed this Agreement.

                  (d) "Escrow Agent" shall mean Lowndes, Drosdick, Doster, Kantor & Reed, P.A., whose address is 215 N. Eola Drive, P.O. Box 2809, Orlando, Florida 32801.

                  (e) "Extension Earnest Money Deposit" shall mean the $25,000.00 deposit to be given by Buyer to Escrow Agent pursuant to Section of this Agreement, which shall be added to and form a part of the Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which

Escrow Agent is required to place the Extension Earnest Money Deposit.

                  (f) "Hazardous Materials" shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the "Hazardous Materials Laws") including, but not limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "pollutants" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. "Petroleum" for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

                  (g)  "Improvements"  shall  mean the  building  consisting  of
29,500 rentable square feet to be conveyed by Seller to Buyer and leased by Tenant pursuant to the terms of this Agreement, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

                  (h) "Initial Earnest Money Deposit" shall mean the deposit of $25,000 to be given by Buyer to Escrow Agent pursuant to Section of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Initial Earnest Money Deposit.

                  (i) "Inspection Period" shall mean that period of time starting on the Effective Date of this Agreement and terminating on the Closing Date as hereinafter defined.

                  (j) "Lease" shall mean that certain Lease Agreement to be entered into at Closing between Buyer, as lessor, and Tenant, as lessee, pursuant to which Tenant shall lease the Premises and Improvements from Buyer.

                  (k) "Permits" shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities. Seller shall use its best and most diligent efforts to obtain all permits listed herein.

                  (l) "Permitted Exceptions" shall mean those items described on Exhibit B attached hereto, and other matters to which Buyer has consented during the Inspection Period.

                  (m) "Plans" shall mean the final "as-built" plans and specifications, or other reasonable alternative plans acceptable to Buyer, for the Improvements, which are to be furnished by Seller to Buyer pursuant to Section of this Agreement.

                  (n) "Premises" shall mean that certain parcel of real property containing an area of approximately 32.705 square feet and being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller's rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

                  (o) "Purchase Price" shall mean $3,360,000.00.

                  (p) "Second Earnest Money Deposit" shall mean the deposit of $25,000.00 to be given by Buyer to Escrow Agent pursuant to Section of this Agreement, as well as all interest earned thereon in the interest bearing money market account in which the Escrow Agent is required to place the Second Earnest Money Deposit.

                  (q) "Seller's Reimbursement" shall mean $4,500.00 to be credited by Seller to Buyer at Closing in reimbursement of Buyer's third-party inspection and review costs.

                  (r) "Tenant" shall mean Seller, in its capacity as lessee under the Lease.

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




                  (s)  "Title   Company"  shall  mean  Lawyers  Title  Insurance
Corporation, which shall issue the owner's policy of title insurance required hereunder by and through such agent as it shall select.

         2. Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

         3. Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

                  (a) Initial Earnest Money Deposit. Not later than five (5) days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer, Seller and Escrow Agent, Buyer shall deposit with Escrow Agent the Initial Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

                  (b) Second Earnest Money Deposit. In the event this Agreement has not been previously terminated, then not later than five (5) days after Buyer notifies Seller that Buyer's Inspection Period has been satisfactorily completed and Buyer has elected not to terminate this Agreement, Buyer shall deposit with Escrow Agent the Second Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

                  (c) Earnest Money Deposit. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in an interest bearing money market account at a federally insured financial institution reasonably acceptable to Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number 56-1431377 of Commercial Net Lease Realty, Inc., a Maryland corporation, being a proposed assignee of Buyer as contemplated in Section hereof. All interest earned on the Earnest Money Deposit, or any portion thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing.


                  (d) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

         4. Closing Date.


                                        4

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                  (a) Within ten (10) days  after  receipt of a written  request from Seller (which shall not be made more than once per month), Buyer shall send to Seller and Escrow Agent a notice ("Pre-Closing Notice") specifying in reasonable detail those conditions and contingencies for Closing set forth in Section hereof which have not been satisfied as of such date.

                  (b) The Closing shall take place on a date (the "Closing Date") mutually acceptable to Buyer and Seller, but in no event sooner than five
(5) days nor later than fifteen (15) days after receipt by Seller of written notice (the "Closing Notice") from Buyer (with a copy to Escrow Agent) that each of the conditions set forth in Section hereof has been satisfied or will be satisfied on the Closing Date, and the Closing shall occur at the offices of the Title Company at such time and at such location as is mutually acceptable to Buyer and Seller. In no event, however, shall the Closing Date occur later than June 30, 1996, TIME BEING OF THE ESSENCE.

                  (c) Notwithstanding the foregoing, Buyer shall be entitled to extend the Closing Date above for an additional period of fifteen (15) days (i.e., to no later than July 15, 1996) by (prior to the then scheduled Closing
Date) (i) delivering to Seller (with a copy to Escrow Agent) a written notice of Buyer's intent to so extend the Closing Date, and (ii) delivering to the Escrow Agent the Extension Earnest Money Deposit hereunder.

         5. Conditions to Buyer's Obligation to Close. Buyer's obligation to purchase the Premises on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

                  (a) Within 10 days after the Effective Date of this Agreement:

                    (1) Seller shall make its best, good faith and diligent efforts to obtain and deliver to Buyer (at no cost to Buyer) copies of any and all tests, surveys, examinations, plans, appraisals, permits, licenses, environmental studies or reports and other studies or investigations regarding the Premises which the Seller may have in its possession or control, specifically including, without limitation, the following:

                      (i) All existing environmental reports, studies or surveys of the Premises which are in the possession, custody or control of Seller or Seller's agents, employees or contractors;

                      (ii) If Tenant is a different entity than Seller, a current operating statement, profit and loss statement, balance sheet and other satisfactory financial information for

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Tenant,  certified as true, correct and complete by Tenant,  reflecting Tenant's ability to pay rent and perform its other Lease obligations.

                      (iii) A current letter or certificate from an appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises, that the use and operation of the Premises for Tenant's proposed use is in compliance with the applicable zoning ordinance, if obtainable, and a final recorded plat approved by the applicable governmental authority or other acceptable evidence confirming that the Premises are a legally subdivided parcel;

                      (iv) Final "as-built" Plans for the Improvements, or other reasonable alternative plans acceptable to Buyer;

                      (v)  All  Permits,   including   without   limitation,   a
certificate of occupancy for the use and occupancy of the Premises by Tenant.

                      (vi) All warranties and guaranties pertaining to the Improvements, specifically including the manufacturer's roof membrane warranty issued with respect to the building comprising the Improvements.

                    (2) Seller shall deliver to Buyer a current appraisal of the Premises prepared by an MAI appraiser acceptable to Buyer, complying with all applicable statutory requirements. (3) Seller shall deliver to Buyer a current Environmental Assessment of the Premises, dated within six (6) months of this Agreement, prepared by a licensed environmental engineer acceptable to Buyer stating whether there is any evidence of Hazardous Materials contamination on or affecting the Premises. Said Environmental Assessment shall meet then current protocols established by the American Society for Testing and Materials under Designation E-1527 (Standard Practices for Environmental Site Assessments/Transaction Screen Process).

                  (b) Within 15 days after the Effective Date of this Agreement:

                    (1) Seller shall deliver to Buyer an "as-built" survey for the Premises with the seal and signature of a registered engineer or surveyor, which survey shall (a) include the metes and bounds description of all parcels comprising the Premises, (b) indicate that all parcels comprising the Premises are contiguous, (c) be certified to Buyer and the Title Company, (d) show the location and dimension together with recording information of all easements which encumber or are appurtenant to the Premises, and whether the same are encroached upon by the Improvements or shall interfere with the use of, or access to, the Premises and the Improvements thereon, or cross the property of others in the absence of properly recorded easements therefor, (e) show the location and dimension of the Improvements (including the location and number of any parking spaces), (f) indicate whether there exists any violation of height and building restrictions and setback and parking requirements and (g) shall be accompanied by a certificate from the Surveyor in the form attached as Exhibit C.

                  (c)  Within the Inspection Period:

                    (1) The terms of this Agreement and Buyer's obligations hereunder shall have been approved by the Board of Directors of COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation.

                    (2) Buyer shall have approved the zoning of the Premises and its compliance with applicable zoning and subdivision laws, including without limitation the documents which Seller is required to furnish Buyer pursuant to Section above.

                    (3) Buyer and Tenant shall have mutually agreed upon all of the terms and conditions of the Lease to be entered into at Closing. In connection therewith, Buyer and Tenant shall, during the Inspection Period, negotiate the terms and provisions of the Lease on the basis of (but shall in no way be bound by) the form of Lease attached hereto as Exhibit D, and shall act in a commercially reasonable manner in such negotiations. Notwithstanding the foregoing, however, the final negotiated Lease to be executed at Closing shall in any event require (i) an initial term of twenty (20) years commencing with the Closing Date, (ii) that the Premises be used and occupied by Tenant only as and for commercial retail purposes, and (iii) that the annual minimum rental rate payable by Tenant be as follows:

                 Years 1-5                          $365,400.00
                 Years 6-10                          387,324.00
                 Years 11-15                         410,563.00
                 Years 16-20                         435,196.00

                    (4) Buyer shall have obtained, reviewed and approved a Commitment from the Title Company for an owner's title insurance policy (ALTA form) with respect to the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price (the "Title Commitment"), together with the following:

                      (i) All exceptions and appurtenances to title referred to in the Title Commitment;

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                      (ii) All proposed  exceptions and  appurtenances  to title which are intended to be of record as of the Closing Date;

                      (iii) All covenants and restrictions, if any, which Seller desires that the Lease establish of record for the benefit of Tenant, whether affecting the Premises, the remainder of the project or center in which the Premises are located or any other property;

                      (iv) Evidence that any such covenants and restrictions for the benefit of Tenant which encumber property other than the Premises are not subject to extinguishment (e.g., by the foreclosure of any superior lien on the property encumbered thereby) and, if permitted by applicable law, the Title Commitment shall insure the same; and

                      (v) A copy of the most recent tax bill (and paid receipt therefor) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises.

                      (vi) A 50-year chain of title report evidencing the record ownership of the Premises during the preceding 50 years, accompanied by copies of the deeds and other instruments evidencing such record ownership.

                    (5) Buyer shall have approved any financial information on the Tenant which Seller is required to furnish to Buyer pursuant to Section above.

                    (6) Buyer and Tenant (if different than Seller) shall have approved the Plans which Seller is required to furnish to Buyer pursuant to Section above.

                    (7) Buyer shall have received a certificate from an inspecting architect acceptable to Buyer substantially in the form attached hereto as Exhibit H (or otherwise reasonably acceptable to Buyer), and a certificate from an inspecting civil engineer acceptable to Buyer substantially in the form attached hereto as Exhibit I (or otherwise reasonably acceptable to Buyer). Seller shall pay all costs in connection with obtaining the aforesaid certificates.

                    (8) Buyer shall have approved the Permits, warranties and guaranties copies of which Seller is required to furnish to Buyer pursuant to Section above, the originals of which shall be delivered to Buyer at the Closing.

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                    (9)  Buyer  shall  have   received   evidence  that  legally
sufficient parking is available on the Premises without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements and that all utilities are available to and in service at the Improvements.

                    (10) Buyer shall have approved the appraisal of the Premises which Seller is required to furnish to Buyer pursuant to Section above.

                    (11) Buyer shall have approved the Environmental Assessment of the Premises which Seller is to deliver pursuant to Section above.

                    (12) Buyer shall have approved the "as-built" survey which Seller is required to furnish to Buyer pursuant to Section above.

                    (13) Buyer shall have otherwise determined, in its sole and absolute discretion, that the Premises are satisfactory to Buyer.

         In the event that Buyer does not terminate this Agreement prior to the expiration of the Inspection period, Buyer shall be deemed to have approved all of the matters to be reviewed and approved by Buyer pursuant to Sections , and 5.(c) above.

                  (d)  On or before the Closing Date:

                    (1) Tenant shall have approved and accepted the completed Improvements and all utility services thereto and agreed to accept possession of the Premises in their existing condition at Closing, any other conditions precedent to the Tenant's execution of the Lease and obligation to begin paying rent pursuant to the Lease shall have been satisfied, Tenant shall in fact be paying rent, and there shall exist no event which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Lease.

                    (2) The representations and warranties of Seller set forth in Section hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

                    (3) Tenant shall not, at any time during the term of this Agreement, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

                    (4) Tenant shall have duly executed and delivered the Lease to Buyer, and Tenant shall have executed and delivered to

Buyer a Tenant Estoppel Certificate in the form attached hereto as Exhibit J.

                    (5) The Environmental Assessment approved by Buyer during the Inspection Period shall continue to accurately reflect the environmental condition of the Premises. If such Environmental Assessment has an effective date which is prior to six (6) months before the Closing Date, the same shall be updated by Seller at Seller's expense to a date which is within six (6) months prior to the Closing Date.

                    (6) Buyer shall have received the Title Commitment "marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions.

                    (7) Title Company shall deliver to Buyer a "closing protection" or "insured closing" letter, evidencing the authority of any agent of Title Company which conducts the Closing and issues the Buyer's owner's policy of title insurance for or on behalf of Title Company.

         If the foregoing contingencies are not satisfied within the respective time periods set forth above, then in addition to any rights afforded by Section and Section 15 of this Agreement Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of Section 10.(b) below, whereupon the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder, except as to any liens or dmages arising from Buyer's inspection of the Premises.

                  (e) Buyer's and Seller's obligation to close is made expressly contingent upon the simultaneous closings of the Luria's properties located in Coral Gables, Florida and Tampa, Florida.

         6. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

                  (a) Seller shall deliver to Buyer:

                    (1) An appropriate "Seller's Affidavit" or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefitted parties, so as to enable Title Company to delete the "standard" exceptions for such matters from Buyer's owner's policy of title insurance and otherwise insure any "gap" period occurring between the Closing and the recordation of the closing documents.

                    (2) A duly executed Special Warranty Deed with respect to the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit G, and otherwise as approved by the Title Company and revised as needed to conform to the requirements of state law for the state in which the Premises are located.

                    (3) A duly executed Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to the Premises in the form attached as Exhibit E, together with all of the documents assigned thereby.

                    (4) Duly executed counterparts of the closing statement.

                    (5) An opinion from Seller's counsel on matters in the form attached hereto as Exhibit F and relating to execution and delivery of the closing documents by Seller and the enforceability of the Lease against Tenant.

                    (6) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

                    (7) An updated "as-built" survey meeting the same requirements as the survey described in Section above, if needed by the Title Company to delete the "standard" survey exceptions from the Buyer's Owner's title insurance policy, certified to any assignee of Buyer's rights under this Agreement, and revealing no adverse matters except as may have been approved by Buyer during the Inspection Period.

                    (8) All certificates of insurance, insuring Buyer as the owner of the Premises, which are required by the Lease to be furnished by the Tenant to the landlord.

                    (9) An updated appraisal of the Premises meeting the requirements of Section above and reflecting that the value of the Premises is equal to or greater than the Purchase Price; provided, however, that any such updated appraisal shall only be required if there has been a condemnation or casualty which has been repaired or restored pursuant to Sections 13 or 14, respectively, of this Agreement prior to Closing.

                    (10)  Such  other  closing   documents  as  are   reasonably
necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) required to be delivered by Seller pursuant to Section above.

         (b)  Buyer shall deliver to Seller:

                    (1) The Purchase Price, less all the deductions, prorations, and credits provided for herein.

                    (2) Duly executed counterparts of the closing statement.

                    (3) An executed counterpart of the Assignment.

                    (4) An executed counterpart of the Lease.

         7. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

                  (a) The Seller shall be charged with the following  items, all of which shall be credited against, and shall reduce dollar-for-dollar, the Purchase Price payable to Seller at the Closing: (i) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (including those transfer taxes customarily paid by a grantee) and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (iii) the cost of the owner's policy of title insurance (ALTA Form, including any additional premiums to issue such Endorsements as Buyer may request provided the same are permitted by law and are customary in similar commercial transactions); (iv) the cost of the survey and any updated survey required hereunder; (v) all costs and fees charged by the Title Company; (vi) the cost of the architect's and engineer's certificates, environmental assessment and updated chain of title report and appraisal required hereunder; (vii) legal fees and expenses of Seller to the extent same are paid for by Buyer; and (viii) Seller's Reimbursement to be credited to Buyer at Closing as reimbursement for Buyer's third-party inspection and review costs.

                  (b) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer's counsel, and (ii) recording costs for the deed.

                  (c) As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, it shall not be necessary for rent or any other charges payable under the Lease to be prorated at Closing, and all rent and other charges payable under the Lease shall be the property of Buyer.

                  (d) Taxes, assessments and other charges shall be not prorated as of Closing, as Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Tenant under the Lease. Seller shall also pay and be responsible for any "rollback" taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Premises or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing.

                  (e) Intentionally Omitted.

         8. Inspections. Buyer through its agents, employees and independent contractors shall have the right from time to time during the Inspection Period and continuing through the Closing Date, upon prior notice to Seller, to enter the Premises for the purpose of inspecting the same and performing environmental and other tests thereon. Buyer shall indemnify and hold harmless Seller and its contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives. Buyer shall, at its sole cost, repair or cause to be repaired any damages to the Premises arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives, and shall not subject the Premises to any liens resulting from such repairs. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller's or Tenant's activities at the Premises.

         9. Title to Premises; State of Title to be Conveyed. At the Closing, Seller shall convey fee simple title to the Premises to Buyer, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section hereof.

         10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

                  (a) After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

                  (b) The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

                    (1) To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Inspection Period.

                    (2) Provided Closing shall occur pursuant to the AGreement, then to Seller on the Closing Date, less interest earned thereon, and Escrow Agent shall deliver said interest to Buyer.

                    (3) To  Seller  upon  receipt  of  written  demand  therefor
("Seller's Demand for Deposit") stating that Buyer has defaulted in the performance of Buyer's obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section of this Agreement nor thereafter, if the Escrow Agent shall have received a "Notice of Objection" (as hereinafter defined) from Buyer within such ten (10) day period.

                    (4) To Buyer upon receipt of written demand therefor ("Buyer's Demand for Deposit") stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section above, or that Seller has defaulted in the performance of any of Seller's obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

                  (c) Within two (2) business days of the receipt by the Escrow Agent of a Seller's Demand for Deposit or a Buyer's Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the "Notice of Objection") of such objection to the Escrow Agent in the manner provided in Section of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

                  (d) In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

                  (e) The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

                  (f) Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

                  (g) The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

         11. Seller's Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

                  (a) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements.

                  (b) Seller holds, or prior to the Closing Date shall hold, fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged at or prior to the Closing. Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations contemplated, pursuant to the terms of the Lease, to be conducted by Tenant at the Premises.

                  (c) Except for construction warranties with respect to the Improvements, there are no service or maintenance contracts affecting the Premises to which Buyer will be bound upon Closing.

                  (d) The Premises and the proposed use thereof by Tenant and the condition thereof do not violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or to the best of Seller's knowedge, any building code or fire code applicable to the Premises.

                  (e) As of the Closing Date (i) There shall exist no event which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Lease; (ii) Tenant shall not have any defense, set-off or counterclaim in respect of its obligations under the Lease arising as a result of Seller's actions or activities, or those of Seller's employees, agents or contractors; and (iii) all leasing commissions and fees with respect to the Lease, if any, have been paid in full by Seller or Tenant.

                  (f) There is no pending or, to Seller's knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Premises.

                  (g) Seller is not a  "foreign  person"  within the  meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

                  (h) To Seller's knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

                  (i) The Premises are a separate parcel for real estate tax assessment purposes.

                  (j) All of the financial data regarding the construction, ownership and operation of the Premises that Seller has provided to Buyer is true, complete and correct, to the best of Seller's knowledge.

                  (k) The Improvements  have been constructed in accordance with
(i) the provisions of the Lease, and, to the best of Seller's knowledge, in accordance with (ii) the Plans and (iii) applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

                  (l) No Hazardous Materials are, will be, or to the best of Seller's knowledge, have been, stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; the Premises are in material compliance with all applicable environmental, health and safety requirements; any business currently or, to the best of Seller's knowledge, heretofore operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller has no notice of any pending or, to the best of Seller's knowledge, threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

                  (m) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting Seller's ability to perform under the Lease or to make payments of the rent due thereunder, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) materially affecting Seller's ability to perform under the Lease or to make payments of the rent due thereunder, whether or not said fact(s) is/are readily observable.

         All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date, and shall survive the Closing Date for a period of eighteen (18) months.

         12. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

                  (a) Seller shall not enter into any contracts for services or otherwise that may be binding upon the Premises or upon the Buyer subsequent to Closing, nor grant any easements or licenses affecting the Premises, nor take any legal action in connection with the Premises which will affect Buyer's title to the Premises, nor enter into any leases of space in the Premises, without the express prior written consent of Buyer. Buyer's consent may be withheld at Buyer's sole option; however, Buyer's response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

                  (b) Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing
Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Premises.

                  (c) Seller shall, at no expense to Seller, reasonably cooperate with Buyer in connection with Buyer's obtaining any insurance which may be required to be maintained by Buyer with respect to the Premises following the Closing, including the possible assumption by Buyer of Seller's existing insurance coverage (evidence of which Seller shall furnish Buyer on request).

         13. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation gives Tenant the option to terminate the Lease and if Tenant exercises such option, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such condemnation does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, then Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof.

         14. Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty gives Tenant the option to terminate the Lease and if Tenant exercises such option, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance will be applied toward reconstruction subject to the rights of Tenant in such proceeds under the Lease. In the event Buyer, at its option, elects to close this transaction prior to the completion of restoration, then the proceeds of any insurance will be assigned to Buyer and Seller will credit Buyer at Closing with an amount equal to the deductible under the applicable insurance policy and any amounts reasonably determined by Buyer to constitute the difference between (i) the amount of the insurance proceeds (and deductible) and (ii) the cost of reconstruction.

         15.  Remedies Upon Default.

                  (a) In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Initial Earnest Money Deposit and the Second Earnest Money Deposit (but only if the same has been delivered by Buyer to Escrow Agent) and any interest earned thereon if received in accordance with the terms of this Agreement is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Initial Earnest Money Deposit and the Second Earnest Money Deposit (but only if the same has been delivered by Buyer to Escrow Agent), and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

                  (b) In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date (including, without limitation, by failing or refusing to deliver any items required to be delivered pursuant to
Section 5 or Section 6 of this Agreement), Buyer as its sole and exclusive remedies (except as specified below) shall be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, or (ii) compel specific performance of this Agreement, in which event Buyer may also recover its damages incurred as a result of such default, including but not limited to all of its costs and attorneys' fees in seeking such specific performance, or
(iii) if specific performance is not possible or if Buyer elects not to pursue specific performance, recover damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of the Closing even if the same is not discovered until after the Closing, to the extent the same survive the Closing; (provided however, Seller shall not be in default hereunder, and Buyer shall not be entitled to damages until after the experiation of any applicable grace or cure period set forth in the Lease). Notwithstanding the foregoing, however, if the Seller's breach is precipitated by a default by Tenant under the Lease, Buyer's remedy shall be limited to (i) above. If Buyer desires to elect the remedy described in the foregoing clause
(i), Buyer shall give Seller written notice of any alleged default and Seller shall have a period of fifteen (15) days, but not later than the Closing Date, to cure such default.

         16. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

         If to Seller:                        Gerald Nathanson
                                              Chief Financial Officer
                                              Luria's
                                              5770 Miami Lakes Drive
                                              Miami Lakes, Florida 33014
                                              Phone:  (305) 557-9000
                                              Fax:    (305) 557-6133

         with a copy to:                      Nancy Luria-Cohen, Esq.
                                              Luria's
                                              5770 Miama Lakes Drive
                                              Miami Lakes, Florida 33014
                                              Phone:  (305) 557-9000
                                              Fax:    (305) 557-6133

         and a copy to:                       John C. Sumberg, Esq.
                                              Rubin, Baum, Levin, Constant,
                                              Friedman & Bilzin
                                              2500 First Union Financial Center
                                              Phone: (305) 374-7580
                                              Fax: (305) 374-7593

         If to Buyer:                         CNL Realty Advisors, Inc.
                                              400 East South Street
                                              Suite 500
                                              Orlando, Florida  32801
                                              Attention: Mr. Gary Ralston
                                              Phone:  (407) 422-1574
                                              Fax:    (407) 648-8756

         with a copy to:                      Julian E. Whitehurst, Esquire
                                              Lowndes, Drosdick, Doster,
                                               Kantor & Reed, P.A.
                                              215 North Eola Drive
                                              Post Office Box 2809
                                              Orlando, Florida  32802
                                              Phone:  (407) 843-4600
                                              Fax:    (407) 423-4495

         If to Escrow Agent:                  Lowndes, Drosdick, Doster,
                                               Kantor & Reed, P.A.
                                              215 North Eola Drive
                                              Post Office Box 2809
                                              Orlando, Florida 32802
                                              Phone: (407) 843-4600
                                              Fax: (407) 423-4495



         17. Brokerage Commissions. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Buyer and Tenant and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Premises except for NICO Financial Group (the "Broker"), whose fees shall be in the amount of one percent (1%) of the Purchase Price and shall be paid by Seller at or prior to Closing. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys' fees. The obligations of this Section shall survive the Closing, only if and when the Closing occurs and escrow is finalized, or earlier termination of this Agreement.


         18.  Miscellaneous Provisions.

                  (a) Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder without the written consent of Seller to (i) Commercial Net Lease Realty, Inc., a Maryland

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corporation, or any other entity which is owned, controlled,  managed or advised by Buyer or any affiliate of Buyer, or (ii) any other third party which has the financial wherewithal to perform the obligations of Buyer hereunder; provided, however, that any assignee of Buyer assumes all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not have the right to assign its rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

                  (b) Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

                  (c) Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

                  (d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

                  (e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Premises in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

                  (f) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State in which the Premises are located.

                  (g) Termination. This Agreement shall be void and of no force and effect unless signed by Seller and Escrow Agent and delivered to Buyer no later than five (5) days following the date of Buyer's execution of this Agreement.


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                  (h) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  (i) Attorneys' Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys' fees. As used herein, the "prevailing party" shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

                  (j) Certain References. As used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                  (k) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a "calendar" day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

                  (l) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

                  (m) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  (n) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.


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                  (o)  Relationship  of the Parties.  Nothing  herein  contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed
to  create  the   relationship   between  the  parties  hereto  other  than  the
relationship of seller and buyer.

         IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

                                                      BUYER:

                                                      CNL REALTY ADVISORS, INC.,
                                                      a Florida corporation

                                                      By: ______________________
                                                          Gary Ralston
                                                          President

                                                      Date:        June 28, 1996


                                                      SELLER:
                                                      L. LURIA & SON, INC.

                                                      _________________________,
                                                      a ________________________

                                                      By: ______________________
                                                         Gerald Nathanson
                                                         Chief Executive Officer

                                                      Date:  June 28, 1996



                                                      ESCROW AGENT:

                                                      LOWNDES, DROSDICK, DOSTER,
                                                      KANTOR & REED, P.A.


                                                      BY: ______________________
                                                          Cleatous J. Simmons

                                                      Date:  June 28, 1996

                              JOINDER OF BROKER(S)


         The undersigned joins in the execution of this Agreement for the express purpose of agreeing to the amount, time and manner of payment of any brokerage commission provided for in Section of this Agreement. Additionally, the undersigned hereby represents and warrants to Seller and Buyer that no other person, firm or corporation has been involved as broker, salesman, finder or otherwise in connection with the transactions contemplated in this Agreement and to whom a commission or finder's fee is payable or claimed to be payable, and, in consideration for the brokerage commission to be paid to the undersigned pursuant to the provisions of this Agreement, the undersigned hereby agrees to and does indemnify and save and hold Buyer and Seller harmless from and against the payment of any further or additional brokerage commissions or salesman's or finder's fees whatsoever in connection with the transactions contemplated in this Agreement, which indemnification shall expressly survive the termination of this Agreement and the closing of the sale and purchase of the Premises contemplated by this Agreement.


                                                      NICO FINANCIAL GROUP, INC.


                                                      BY: ______________________
                                                          Gerard E. Glennon

                                                      TITLE: President

                                                      DATE: _____________ , 1996